As filed with the Securities and Exchange Commission on November 1, 1999
                                                      Registration No. 333-

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    ---------


                  BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
             (Exact name of registrant as specified in its charter)


           COLORADO                                              84-1158484
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                     BOX 21
                                 240 MAIN STREET
                           BLACK HAWK, COLORADO 80422
                                 (303) 582-1117
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                   1994 EMPLOYEES' INCENTIVE STOCK OPTION PLAN
                        1996 INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)

                                   ----------

                          COPIES OF COMMUNICATIONS TO:

                              SAMUEL E. WING, ESQ.
                              JONES & KELLER, P.C.
                            1625 BROADWAY, SUITE 1600
                             DENVER, COLORADO 80202
                                 (303) 573-1600
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

                                                            Proposed maximum          Proposed maximum
  Title of each class of             Amount to               offering price               aggregate                 Amount of
securities to be registered       be registered(1)            per share                offering price          registration fee
---------------------------       ----------------            ---------                --------------          ----------------
Common Stock                           412,050                   $5.63                    $2,319,841             $  644.92(2)

Common Stock                            35,000                   $5.81                    $  203,350             $   56.53(2)

Common Stock                            35,000                   $6.19                    $  216,650             $   60.23(2)

Common Stock                            45,000                   $6.75                    $  303,750             $   84.44(2)

Common Stock                             1,000                   $7.75                    $    7,750             $    2.15(2)

Common Stock                             3,000                   $7.88                    $   23,640             $    6.57(2)

Common Stock                            59,250                   $8.38                    $  496,515             $  138.03(2)

Common Stock                            89,200                   $5.38(3)                 $  479,896             $  133.41(3)
                                       -------
              Total                    679,500                                            $4,051,392             $1,126.28
                                       =======


(1) Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement.

(2) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

(3) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Note: The documents containing the 1994 Employees' Incentive Stock Option Plan and the 1996 Incentive Stock Option Plan required by Item 1 of Form S-8 will be sent or given to the pertinent individual(s) as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. This Prospectus is part of a Registration Statement we filed with the SEC. The documents we incorporate by reference are:

         A. our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 1998;

         B.  our Quarterly Report on Form 10-Q for the quarter ended June 30,
1999;

         C. the description of our Common Stock which is contained in Items 1 and 2 of our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 13, 1993.

         D. all documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares offered hereby.

         The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, and any or all other documents required to be delivered to employees of the Company pursuant to Rule 428(b) under the Securities Act. Written requests or requests by telephone for such copies, or additional information about the Plan and its administrator, should be directed to Stan Politano, Black Hawk Gaming & Development Company, Inc., Box 21, Black Hawk, Colorado 80422, (303) 582-1117.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         Our Bylaws requires us to indemnify, to the fullest extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was our director or officer or is or was serving at our request as a director of officer of another corporation, partnership, joint venture, trust or other enterprise.

         Our Articles of Incorporation provides that, to the fullest extent permitted by Colorado law, our directors and officers shall not be liable to us or any of our shareholders for damages caused by a breach of fiduciary duty by such director or officers.

         Sections 7-109-102 and 103 of the Colorado Business Corporation Act ("CBCA") authorize the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees) judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

         We have entered into indemnification agreements with our executive officers and directors which provide for certain defense costs and reimbursements.

         The above discussion of our Articles of Incorporation, bylaws, the CBCA and the indemnification agreements is only a summary and is qualified in its entirety by the full text of each of the foregoing.

         The Company also carries a Directors' and Officers' Liability Insurance policy for its executive officers and directors.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

         The following documents are filed as a part of this registration statement.

Exhibit
Number            Description
-------           -----------
5                 Opinion of Jones & Keller, P.C. regarding legality of securities.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5).

24                Power of Attorney (see signature page of this Registration Statement).

Item 9. Undertakings.

         A.  The undersigned Registrant hereby undertakes:

                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Black Hawk, State of Colorado, on October 28, 1999.

                                   BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.


                                            By:  /s/ Stephen R. Roark
                                                 -------------------------------
                                                 Stephen R. Roark, President


                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Stephen R. Roark as attorney-in-fact, with the power of substitution for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                               Title                     Date
           ---------                               -----                     ----
By:  /s/ Jeffrey P. Jacobs                 Co-Chairman and Chief        October 28, 1999
     -------------------------             Executive Officer
     Jeffrey P. Jacobs


By:  /s/ Stephen R. Roark                  President and Chief          October 28, 1999
     -------------------------             Financial and Accounting
     Stephen R. Roark                      Officer


By:  /s/ Frank B. Day                      Director                     October 28, 1999
     -------------------------
     Frank B. Day


By:  /s/ J. Patrick McDuff                 Director                     October 28, 1999
     -------------------------
     J. Patrick McDuff


By:  /s/ Robert H. Hughes                  Director                     October 28, 1999
     -------------------------
     Robert H. Hughes


By:  /s/ Timothy Knudsen                   Director                     October 28, 1999
     -------------------------
     Timothy Knudsen

                                INDEX TO EXHIBITS


Exhibit
Number            Description
-------           -----------
5                 Opinion of Jones & Keller, P.C. regarding legality of securities.

23.1              Consent of Deloitte & Touche LLP.

23.2              Consent of Jones & Keller, P.C. (included in their opinion filed as Exhibit 5).

24                Power of Attorney (see signature page of this Registration Statement).